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                                                                   EXHIBIT 10.24

                           [AUDIBLE INC. LETTERHEAD]


March 31, 1997


Mr. Matthew Fine
12 East 22nd Street, Apt. #4B
New York, NY  10010


Dear Matthew:

You will become Director of Business Programming, formally reporting to me. Attendant to your employment -- subject to approval by the Board of Directors and the shareholders -- the Company hereby offers you the right to purchase 75,000 shares of the Common Stock of the Company at a purchase price of $.40 per share. Such shares shall be subject to the terms of a stock restriction agreement in a form to be provided to you prior to the commencement of your employment. In general, the agreement subjects the shares to a vesting schedule such that in the event that your employment with the Company terminates, the Company has the right to repurchase the unvested shares from you at your cost. The shares vest 12 percent six months from the day you agree to the terms of this offer letter, and thereafter in equal monthly installments of 2 percent (1,500 shares) per month. The agreement also provides the Company with the right of first refusal on any shares you wish to transfer to a third party. The purchase price of the shares is payable in cash, by promissory note, or by a combination of both.

Provided that you remain employed with the Company until May 31, 2001, you will receive a bonus of $39,488 at that time. The Company will not provide you with any gross up in taxes due to such onetime bonus.

Your annual salary will begin at $100,000 per year. A bonus program set at up to 20 percent of your base salary, payable quarterly, and adjusted according to personal "objectives" we will identify together. In addition we will offer you a $5,000 signing bonus and a $150 monthly car expense reimbursement. You agree to resign your current employment position no later than April 1, 1997 and commence formal employment with Audible Inc. no later than April 15, 1997. This offer is good until April 1, 1997.

A health plan will be part of the employment package. The Company will cover the premium for you and half of a family premium. A dental plan will also be available on a self-pay basis. The Company will also pay 25 percent of your annual membership at a health club near our headquarters.
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The attached non-disclosure agreement contains the same restrictions under which the entire management team employed and will serve as a standard part of all our subsequent hires.


Your signature below indicates acceptance of the terms.



Regards,



__________________________________
Andrew J. Huffman
President and Chief Executive Officer
Audible, Inc.

I acknowledge that this supercedes the prior letter signed on this date.


                                      So Agreed:
                                                ------------------------------
                                                        Matthew Fine

                                      Date:
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